Exhibit 4.2

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                       RESOURCE MORTGAGE CAPITAL, INC.


      1.    The name of the Corporation is Resource Mortgage Capital, Inc.

      2. Article III of the Corporation's Articles of Incorporation shall be deleted in its entirety, and a new Article III shall be inserted in its place, which shall read as set forth in Exhibit A hereto:

      3. This amendment was proposed by the board of directors and submitted to the shareholders for approval in accordance to Section 13.1-707 of the Virginia Stock Corporation Act in a special meeting held on August 21, 1992.

      4. The designation, number of outstanding shares and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment are as follows:

Designation
of Voting Group
Entitled to vote                Number of Shares           Number of Votes
Separately                        Outstanding            Entitled to be Cast

Holders of                      Common Stock -              Common Stock -
Common Stock                    13,572,052                  13,572,052

      5. There were 6,925,647 undisputed votes cast by the holders of the Company's common stock in favor of the amendment, and these votes were sufficient for approval of the amendment.

      IN WITNESS WHEREOF, the undersigned vice president of the Corporation has executed these Articles of Amendment on behalf of the Corporation.


Date: October 14, 1992        RESOURCE MORTGAGE CAPITAL, INC.


                                By:     /s/ W. Lance Anderson
                                   ------------------------
                               Its:  Vice President


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                                                                       EXHIBIT A
                               III. CAPITAL STOCK

Common Stock
      The number of shares of Common Stock that the Corporation shall have authority to issue shall be 50,000,000 shares of Common Stock with the par value of $.01 each. The shares of the Common Stock of the Corporation shall be non-assessable. No holder of shares of any class of the Common Stock of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into such shares or into warrants, rights or options to purchase any such shares.

Preferred Stock

     The number of shares of Preferred Stock that the Corporation shall have the authority to issue shall be 50,000,000 shares of Preferred Stock without par value. The Preferred Stock may be issued from time to ime in one or more classes or series, with such distinctive designations, rights and preferences as shall be stated and expressed herein or in the resolution or resolutions providing for the issue of shares of a particular series, and in such resolution or resolutions providing for the issue of shares of such series. The Board of Directors is expressly authorized to fix:

            The annual or other periodic dividend rate for such series, the dividend payment dates, the date from which dividends on all shares of such series issued shall be cumulative, and the extent of participation rights, if any;

            The redemption price or prices, if any for such series and other terms and conditions on which such series may be retired and redeemed;

            The obligation, if any, of the Corporation to purchase and retire or redeem shares of such series as a sinking fund or otherwise, and the terms and conditions of any such redemption;

            The option or obligation of holders of one or more series of preferred stock to participate in a dividend reinvestment program;

            The designation and maximum number of shares of such series issuable;

            The right to vote, if any, with holders of shares of any other class or series and any right to vote as a separate voting group, either generally or as a condition to specified corporate action;

            The amount payable upon shares in event of voluntary liquidation;

            The rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the Corporation and the terms and conditions of any such conversion; and

            Such other rights as may be specified by the Board of Directors and not prohibited by law.

      All shares of Preferred Stock of any one series shall be identical with each other in all respects except, if so determined by the Board of Directors, as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all respects except as provided herein or in the resolution or resolutions providing for the issue of a particular series. In case dividends on all shares of Preferred Stock for any quarterly dividend period are not paid in full, all such shares shall participate ratably in any partial payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled.